                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO. __________)*


                             CHART INDUSTRIES, INC.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    16115Q100
 ------------------------------------------------------------------------------
                                 (CUSIP Number)


                               September 15, 2003
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              (Page 1 of 11 Pages)

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CUSIP No. 16115Q100
------------------------------------------------------------------------------
1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         GE CAPITAL CFE, INC.
         I.R.S. #06-1471032
------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
------------------------------------------------------------------------------
3.       SEC Use Only
------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
------------------------------------------------------------------------------
Number of         5.       Sole Voting Power:        362,016
Shares            ------------------------------------------------------------
Beneficially      6.       Shared Voting Power:      0
Owned by          ------------------------------------------------------------
Each              7.       Sole Dispositive Power:   362,016
Reporting         ------------------------------------------------------------
Person With       8.       Shared Dispositive Power: 0
------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         362,016
------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         6.8%
------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

         CO
------------------------------------------------------------------------------

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CUSIP No. 16115Q100
------------------------------------------------------------------------------
1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         GENERAL ELECTRIC CAPITAL CORPORATION
         I.R.S.#13-1500700
------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
------------------------------------------------------------------------------
3.       SEC Use Only
------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
------------------------------------------------------------------------------
Number of          5.      Sole Voting Power:        0
Shares             -----------------------------------------------------------
Beneficially       6.      Shared Voting Power:      362,016  SHARED VOTING
Owned by                                             POWER DISCLAIMED (SEE 9
Each                                                 BELOW)
Reporting          -----------------------------------------------------------
Person With        7.      Sole Dispositive Power:   0
                   -----------------------------------------------------------
                   8.      Shared Dispositive Power: 362,016 SHARED DISPOSITIVE
                                                     POWER DISCLAIMED (SEE 9
                                                     BELOW)
-------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         362,016  BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED BY
         GENERAL ELECTRIC CAPITAL CORPORATION
------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         NOT APPLICABLE (SEE 9 ABOVE)
------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

         CO
------------------------------------------------------------------------------

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CUSIP No. 16115Q100
------------------------------------------------------------------------------
1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         GENERAL ELECTRIC CAPITAL SERVICES, INC.
         I.R.S.#06-11095031
------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
------------------------------------------------------------------------------
3.       SEC Use Only
------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
------------------------------------------------------------------------------
Number of        5.       Sole Voting Power:        0
Shares           -------------------------------------------------------------
Beneficially     6.       Shared Voting Power:      362,016  SHARED VOTING
Owned by                                            POWER DISCLAIMED (SEE 9
Each                                                BELOW)
Reporting        -------------------------------------------------------------
Person With      7.       Sole Dispositive Power:   0
                 -------------------------------------------------------------
                 8.       Shared Dispositive Power: 362,016  SHARED DISPOSITIVE
                                                    POWER DISCLAIMED (SEE 9
                                                    BELOW)
------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         362,016  BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED BY
         GENERAL ELECTRIC CAPITAL SERVICES, INC.
------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         NOT APPLICABLE (SEE 9 ABOVE)
------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

         CO
------------------------------------------------------------------------------

CUSIP No. 16115Q100
------------------------------------------------------------------------------
1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         GENERAL ELECTRIC COMPANY
         I.R.S. #14-0089340
------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
------------------------------------------------------------------------------
3.       SEC Use Only
------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         New York
------------------------------------------------------------------------------
Number of         5.     Sole Voting Power:        0
Shares            ------------------------------------------------------------
Beneficially      6.     Shared Voting Power:      362,016  SHARED VOTING POWER
Owned by                                           DISCLAIMED (SEE 9 BELOW)
Each              ------------------------------------------------------------
Reporting         7.     Sole Dispositive Power:   0
Person With       ------------------------------------------------------------
                  8.     Shared Dispositive Power: 362,016 SHARED DISPOSITIVE
                                                   POWER DISCLAIMED (SEE 9
                                                   BELOW)
-------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         362,016 BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED BY
         GENERAL ELECTRIC COMPANY
------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         NOT APPLICABLE (SEE 9 ABOVE)
------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

         CO
------------------------------------------------------------------------------

ITEM 1.

         (a)  NAME OF ISSUER

                  Chart Industries, Inc.

         (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  5885 Landerbrook Drive
                  Suite 205
                  Cleveland, Ohio 44124

ITEM 2.

         (a)  NAME OF PERSON FILING

                  This Schedule 13G is being filed by the following persons:

                           (i)      GE Capital CFE, Inc.;

                           (ii)     General Electric Capital Corporation;

                           (iii)    General Electric Capital Services, Inc.; and

                           (iv)     General Electric Company.

         (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  GE Capital CFE, Inc.
                  201 High Ridge Road
                  Stamford, CT 06927

                  General Electric Capital Corporation
                  260 Long Ridge Road
                  Stamford, CT 06927

                  General Electric Capital Services, Inc.
                  260 Long Ridge Road
                  Stamford, CT 06927

                  General Electric Company
                  3135 Easton Turnpike
                  Fairfield, CT 06431

         (c)  CITIZENSHIP

                  GE Capital CFE, Inc. - Delaware
                  General Electric Capital Corporation - Delaware
                  General Electric Capital Services, Inc. - Delaware General Electric Company - New York

         (d)  TITLE OF CLASS OF SECURITIES

                  Common Stock, $0.01 par value

         (e)  CUSIP NUMBER

                  16115Q100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT (15 U.S.C. 78o).

         (b)  [ ] BANK AS DEFINED IN SECTION 3(a)(6) OF THE ACT (15 U.S.C.
                  78c).

         (c) [ ] INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19) OF THE ACT (15 U.S.C. 78c).

         (d) [ ] INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE INVESTMENT COMPANY ACT OF 1940 (15 U.S.C. 80a-8).

         (e)  [ ] AN INVESTMENT ADVISER IN ACCORDANCE
                  WITH SS.240.13d-1(b)(1)(ii)(e);

         (f) [ ] AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN ACCORDANCE WITH SS.240.13d-1(b)(1)(ii)(f);

         (g) [ ] A PARENT HOLDING COMPANY OR CONTROL PERSON IN ACCORDANCE WITH SS.240.13d-1(b)(1)(ii)(g);

         (h) [ ] A SAVINGS ASSOCIATION AS DEFINED IN SECTION 3(b) OF THE FEDERAL DEPOSIT INSURANCE ACT (12 U.S.C. 1813);

         (i) [ ] A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF AN INVESTMENT COMPANY UNDER SECTION 3(c)(14) OF THE INVESTMENT COMPANY ACT OF 1940 (15 U.S.C. 80a-3);

         (j)  [ ] GROUP, IN ACCORDANCE WITHSS.240.13D-1(b)(1)(ii)(j).

ITEM 4.  OWNERSHIP.*

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         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (A)      AMOUNT BENEFICIALLY OWNED:

                  See the response(s) to Item 9 on the attached cover page(s).

         (B)      PERCENT OF CLASS:

                  See the response(s) to Item 11 on the attached cover page(s).

         (C)      NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                  (i)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                           See the response(s) to Item 5 on the attached cover page(s).

                  (ii)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                           See the response(s) to Item 6 on the attached cover page(s).

                  (iii)    SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                           OF:

                           See the response(s) to Item 7 on the attached cover page(s).

                  (iv)     SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                           OF:

                           See the response(s) to Item 8 on the attached cover page(s).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         See Exhibit 99.3.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10.  CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------------------

         * (a) GE Capital CFE, Inc. is the record holder and has sole voting and dispositive power with respect to 362,016 shares of common stock of Chart Industries, Inc. General Electric Capital Corporation, General Electric Capital Services, Inc. and General Electric Company disclaim beneficial ownership of all such shares.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             Dated: September 25, 2003



                                    GE CAPITAL CFE, INC.


                                    By: \s\ Cliff Warren
                                        -------------------------------------
                                        Name:  Cliff Warren
                                        Title:  Vice President


                                    GENERAL ELECTRIC CAPITAL CORPORATION


                                    By: \s\ John Flannery
                                        -------------------------------------
                                        Name:  John Flannery
                                        Title:  Vice President


                                    GENERAL ELECTRIC CAPITAL SERVICES, INC.


                                    By: \s\ Barbara Lane
                                        -------------------------------------
                                        Name:  Barbara Lane
                                        Title:  Attorney-in-fact


                                    GENERAL ELECTRIC COMPANY


                                    By: \s\ Barbara Lane
                                        -------------------------------------
                                        Name:  Barbara Lane
                                        Title:  Attorney-in-fact

                                INDEX TO EXHIBITS


Exhibit No.    Exhibit
-----------    -------

99.1           Power of Attorney Executed by General Electric Company

99.2           Power of Attorney Executed by General Electric Capital Services,
               Inc.

99.3 Item 7 Information for General Electric Capital Corporation, General Electric Capital Services, Inc. and General Electric Company